Exhibit 21

SUBSIDIARIES OF PACER INTERNATIONAL, INC.

Jurisdiction of Incorporation
CTP Leasing, Inc.	Delaware
Intermodal Container Service, Inc. d/b/a Harbor Rail Transport	California
Manufacturers Consolidation Service of Canada, Inc.	Delaware
Ocean World Lines, Inc.	Delaware
OWL Logistics Shanghai Limited	China
OWL Ocean World Lines Berlin GmbH & Co. KG	Germany
OWL Ocean World Lines Deutschland GmbH	Germany
OWL Ocean World Lines Europe GmbH	Germany
Pacer Cartage, Inc.	Delaware
Pacer Comercial De Mexico S. de R.L. de C.V.	Mexico
Pacer Distribution Services, Inc.	Delaware
Pacer Holdings Coöperatief U.A.	Netherlands
Pacer International (Hong Kong) Ltd.	Hong Kong
Pacer International Logistics (Hong Kong) Limited	Hong Kong
Pacer International Logistics (S) Pte. Ltd.	Singapore
Pacer International Logistics (UK) Ltd.	United Kingdom
Pacer Transportation Solutions, Inc.	Ohio
Pacer Transportation Solutions (Sin) Pte. Ltd.	Singapore
Pacer Services, Inc.	Delaware
Pacer Stacktrain, Inc.	Tennessee
PDS Trucking, Inc.	Delaware
Rail to Rail Transport, Inc.	Delaware
RF International, Ltd.	New York
Stacktrain Mexico S. de R.L. de C.V.	Mexico